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                                                                     EXHIBIT 4.4

         This Option Agreement ("Agreement") is made this 12th day of March 2004 by and between Advanced Technology Industries, Inc. ("the Company") and James F. Samuelson, ("Samuelson"), of 615 15th Street, Nevada, Iowa, USA 50201.

         WHEREAS, it is acknowledged by the Board of Directors of the Company that Samuelson has rendered services to the Company since the commencement of his employment, on February 1, 2000, that have been beneficial to the Company.

         WHEREAS, the Board of Directors of the Company wishes to award Samuelson an option to purchase 937,777 shares of the Company's common stock, $0.0001 par value per share (the "Common Stock") as acknowledgement of the valuable and beneficial services provided to the Company by Samuelson.

         NOW, THEREFORE, the parties agree as follows:

1.       Option

         The Company grants to Samuelson the right to purchase ("Option") an aggregate of nine hundred thirty-seven thousand seven hundred seventy-seven (937,777) shares of Common Stock ("Shares") at a per share purchase price of $0.22. The Option may be exercised at any time, whether in a single transaction or in multiple transactions, and in the amounts and at the times determined by Samuelson.

2.       Vesting

         These options were granted and vested in total as of the 12th day of March 2004, such that they are all fully vested at this time.

         The Option shall be non-forfeitable, and shall not be affected by the termination of employment, the death or disability of Samuelson, or for any other reason. Notwithstanding the foregoing, if the entire portion of this Option has not been exercised as of March 12, 2014, the unexercised portion shall lapse and shall be of no force or effect.

3.       Adjustment

         In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company's capital structure, the Company will make appropriate adjustments to the number of Shares that may be delivered under the Option and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to the Option, in each case, in order to preserve, or prevent the enlargement of, the benefits intended to be made under the Option.

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4.       Manner of Exercise

         If at any time Samuelson elects to exercise all or any part of the Option, he shall so notify the Company in writing. Such written notice shall specify the number of Shares to be purchased, and shall be accompanied by cash, wire transfer or a check equal to the full purchase price for all Shares purchased. "Full purchase price" means the per-share purchase price set forth in
Section 1 multiplied by the number of Shares purchased.

5.       Issuance of Certificates

         As soon as practicable after the exercise of any portion of the Option, the Company shall deliver to Samuelson a certificate evidencing the Shares so purchased. Upon such delivery Samuelson shall have all rights, powers, and interests of a shareholder of the Company with respect to the Shares so acquired.

6.       Registration of Shares

         As soon as practicable after the date first written above, the Company agrees to file a registration statement, on Form S-8, with the U.S. Securities Exchange Commission registering the Shares underlying the Option.

7.       Transfer.

         Neither the Option nor any rights thereunder may be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise (other than by will, the laws of descent and a distribution pursuant to a "qualified domestic relations order (as defined in the Internal Revenue Code of 1986), and shall not be subject to execution, attachment or similar process.

8.       Entire Agreement

         This Agreement represents the entire agreement of the parties with respect to the subject matter hereof, and supercedes any prior or contemporaneous written or oral agreement with respect thereto.

9.       Choice of Law

         This Agreement shall be governed by the laws of the State of Delaware.

10.      Amendment

         This Agreement may be amended only in writing executed by the parties hereto.

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11.      Attorney's Fees

         In the event either party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover its legal expenses, including, without limitation, reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party shall be entitled.

         In WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

ADVANCED TECHNOLOGY INDUSTRIES, INC.

By:      /S/ Hans-Joachim Skrobank
         -----------------------------------------------
         Hans-Joachim Skrobank, President and Director

By:      /S/ Hans-Joachim Schuerholz
         -----------------------------------------------
         Hans-Joachim Schuerholz, Director

         ACKNOWLEDGED

By:      /S/ Allan M. Klepfisz
         -----------------------------------------------
         Allan M. Klepfisz, President and Director LTDNetwork Inc.

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